Exhibit 23.3

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2011, relating to the carve-out financial statements of BPO Residential as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, appearing in the prospectus of Brookfield Properties Corporation and Brookfield Residential Properties Inc. dated May 3, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

May 10, 2011